Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-127276 on Form S-3 of Knology, Inc. (the “Company”) of our report dated March 28, 2005, relating to the consolidated financial statements of Knology, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
September 16, 2005